                                                                   EXHIBIT 10.11

                    TECHNOLOGY TRANSFER AND ROYALTY AGREEMENT

This Technology Transfer Agreement (the "Agreement") is made this 23rd day of February, 2000 between Dr. Jose Venegas, an individual residing in Massachusetts ("Dr. Venegas"), and GMP Thromboflex, Inc., a Delaware corporation (the "Company").

WHEREAS, Dr. Venegas is the sole inventor and sole owner of U.S. Patent No. 5,854,423 entitled "Apparatus And Method For Assessment Of Visco-Elasticity And Shear Adherence Strength Properties Of Blood Clots" which issued on December 29,1998 (the "423 patent");

WHEREAS, the Company is a corporation which has been formed under the laws of the State of Delaware for the purpose of commercializing the technology embodied in the '423 patent; and

WHEREAS, the Company wishes to acquire all of rights in the '423 patent together with the related know-how and technology possessed by Dr. Venegas;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:


1.       Definitions

1.1 "Affiliate" shall mean any legal entity (such as a corporation, partnership, or limited liability company) that directly or indirectly controls, is controlled by, or under common control by the Company. For the purposes of this definition, the term "control" means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii)the direct or indirect power, whether exercised or not, to direct or cause the direction of, or substantially influence, the policies or business practices of another individual or legal entity.

1.2 "Branded Products" shall mean spare parts, disposables, reagents and other products for use in or with Devices of which Dr. Venegas is the inventor or which are exclusively sold by the Company or an Affiliate as part of, or for use with, Devices.

1.3 "Devices" shall mean a device, apparatus or instrument covered by the '423 patent or the Related Technology for use in the analysis of human blood.

1.4 "Licensing Revenues" shall mean revenues received by the Company from licensing fees resulting from the sale of Devices or Branded Products by any non-Affiliate licensees or sublicensees.

1.5 "Net Sales" shall mean gross revenues from sales of the Company or its Affiliates of Devices or Branded Products to non-Affiliated third parties (excluding any revenues from licenses or sublicenses granted to non-Affiliated third parties) less trade discounts allowed, third party commissions, refunds, recalls, freight and delivery costs, sales taxes, rebates accrued, incurred or paid to Federal Medicaid or State Medicare or other government payors and amounts exactly repaid or credited by the Company by reason of rejection or return of a Device or Branded Product.

1.6 "Patents" shall mean U.S. Patent No. 5,854,423 entitled "Apparatus And Method For Assessment Of Visco-Elasticity And Shear Adherence Strength Properties Of Blood Clots" which issued on December 29, 1998 (hereinafter "the '423 patent"), together with any future patent applications which may be filed covering any improvements or Related Technology, including any foreign, continuation, continuation-in-part, or divisional application based on or having a claim of priority to any such patent or patent application and any patent issuing on any such application, any reissue of any such patent, and any patent issuing on reexamination of any such patent.

1.7 "Related Technology" shall mean all inventions disclosed in the '423 patent, and all present intellectual property including ideas, know-how, discoveries, tools, techniques, methods, processes, inventions, works of authorship, derivative works, programs, products and other technology for the practice, manufacture, use, sale, testing, application, or development of medical devices, instruments, reagents, methods and processes for measuring changes in blood elastic and viscous properties; more particularly, for instruments and methods for assessing the visco-elasticity and shear adherence strength properties of blood clots. For purposes of this Agreement, Related Technology also shall include all processes, blueprints, drawings, designs, patterns, technology, notebooks, test results, manuals, formulae, information and documents (including log books), proprietary rights, confidential information, trade secrets and licenses to make, use, sell, license or distribute any of the foregoing, whether or not under development or in process, in each case relating to, constituting part of or used or useful in connection with the development, testing, production, operation, manufacture or servicing of any Related Technology, and all rights of action accrued and to accrue under and by virtue of any of the foregoing, including the right to sue and recover for past infringement of the same.

1.8 "Royalties" shall mean the royalty payments defined in Section 3.1.2(iii) hereof.


2.       Grant

2.1 Dr. Venegas hereby irrevocably assigns and transfers to the Company his full, worldwide, right, title and interest in and to the '423 patent and the Related Technology, including, without limitation, the right to grant sublicenses, to make, use, sell, offer to sell, import, license, market, manufacture, copy, distribute, modify, enhance, prepare derivative works of, and otherwise exploit the Related Technology anywhere in the world, without duty to account to Dr. Venegas under any patent, trade secret or other proprietary right of Dr. Venegas not otherwise assigned to the Company hereunder. Dr. Venegas has this date assigned all of his rights in the '423 patent and to any future patent applications which may be filed hereafter

*** CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES
    AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.


covering the Related Technology as evidenced by the execution and delivery to the Company of a Patent Assignment in the form attached hereto as Exhibit A.

3.       Consideration

3.1 In consideration of the transfer of technology by Dr. Venegas to the Company, the Company:

         3.1.1    On this Date has:

                  (i) Paid to Dr. Venegas [***] as evidenced by a check in such amount, receipt of which is hereby acknowledged by Dr. Venegas;

                  (ii) Reimbursed Dr. Venegas for legal fees and expenses incurred by him in connection with obtaining the '423 patent, as evidenced by a check in the amount of $10,290.29, receipt of which is hereby acknowledged by Dr. Venegas;

                  (iii) Issued to Dr. Venegas [***] shares of the Company's common stock in accordance with the terms of the Stock Purchase Agreement signed by both parties in form attached hereto as Exhibit B; and

                  (iv) Caused to be issued to Dr. Venegas an option to purchase [***] shares of the common stock of Global Medical Products, Inc.("GMP") at an exercise price of [***] per share pursuant to the terms of the Stock Option Grant and documents referred to therein, signed by Dr. Venegas and GMP in the form attached hereto as Exhibit C.

         3.1.2    After this Date agrees:

                  (i) To pay Dr. Venegas [***] upon receipt of the first FDA approval of the use of a Device in commercial operations;

                  (ii) To pay Dr. Venegas [***] upon receipt by the Company of the 510K approval from the FDA.

                  (iii)    To pay Dr. Venegas Royalty payments in the amount of
                           (a) [***] of Company's Net Sales from Devices and Branded Products for the first [***] in aggregate Net Sales revenues, and [***] of Company's Net Sales from Devices

*** CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES
    AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.


                           and Branded Products thereafter; and (b) [***] of Licensing Revenues.

                  (iv) To make donations of [***] for two years to Dr. Venegas' laboratory at Massachusetts General Hospital for any purpose other than research relating to the '423 patent or Related Technology. At its sole discretion, Company may elect to make similar donations in each of the following two years thereafter.

         Royalty payments due pursuant to Sections 3.1.2(iii) shall be paid semi-annually on each January 1st and July 1st during the period that any of the Patents remain valid and unexpired.

         3.1.3 Dr. Venegas agrees that no royalties shall be due for the internal use of any Device or Branded Product for research and commercial development purposes by the Company or its Affiliates, or for use by third parties providing research, development or testing services on behalf of the Company in seeking governmental approvals, certifications or endorsements.

         3.1.4 No royalties shall be payable on sales of Devices or Branded Products between the Company and any Affiliate, in which event the royalty shall be based upon the Net Sales by the Affiliate to a non-Affiliated third party.

         3.1.5 No multiple royalties shall be due and payable to Dr. Venegas on any Device or Branded Product. In the event the Company, any Affiliate, or any sublicensee is obligated to pay an additional royalty on Devices or Branded the royalties due Dr. Venegas hereunder shall be reduced by the amount of such payments but in no event shall the effective royalty rate due Dr. Venegas be less than one-half of the stated amount due as provided in paragraph 3.1.2 above.

         3.1.6 In the event that the Company elects to transfer a product line including Devices and/or Branded Products to a non-Affiliate with no residual rights or payments to the Company, the Company may elect to cause the royalties due hereunder to cease, in which case the proceeds received by the Company in consideration of such transfer will be considered Licensing Revenues. If no such election is made, none of the proceeds from the sale shall be treated as Royalties or Licensing Revenues for which Dr. Venegas would be entitled to receive fees as described in this paragraph, and Dr. Venegas shall continue to be paid by the purchaser of the product line the Royalties under paragraph 3.1.2 due from operations after the effective date of the transfer. If the Company remains in business following the transfer of the product line, Dr. Venegas shall have the right to elect, within Thirty (30) days following the effective date of the transfer of the product line, to receive the percentage of the net proceeds of the sale (i.e., the gross sales price less any reasonable costs and expenses, including without limitation any brokerage or finders fees, income and transfer taxes and the payment of Dr. Venegas's fees based on Licensing Revenues as provided above, if applicable) equal to his percentage ownership in the Company as of the effective date of the transfer, in exchange for his shares of the Company. Such election must be made in writing.

         3.1.7 The obligations to make royalty payments to Dr. Venegas under this Agreement shall terminate upon the expiration of the last to expire of any Patents covering the Device or Branded Products.

4.       Further Assurances

4.1 Dr. Venegas shall cooperate with the Company and shall take such further action as may be reasonably requested by the Company in order to transfer, secure, perfect or protect the rights and licenses granted hereunder, including executing such documents of assignment or transfer as the Company may request in order to record title to the Patents or the Related Technology in the United States Patent and Trademark Office or any similar office in any other jurisdiction, executing such declarations, petitions, affidavits or similar documents as may be requested by the Company in connection with patent applications within the Related Technology, and testifying as a witness in any proceedings relating to the Related Technology.

5.       Confidentiality

The Related Technology being transferred by Dr. Venegas to the Company shall be considered confidential information belonging to the Company and Dr. Venegas agrees to not to use such information except as otherwise permitted by the Company and to employ all reasonable efforts to maintain the information secret and confidential, such efforts to be no less than the degree of care employed by Dr. Venegas to preserve and safeguard his own confidential information. The information shall not be disclosed or revealed by Dr. Venegas to anyone except employees of the Company or as otherwise authorized, in writing by, or under an agreement with the Company. Dr. Venegas's obligations under this Section 5 shall not extend to any part of the information:

         a. that can be demonstrated to have been in the public domain or publicly known and readily available to the trade or the public prior to December 2, 1999; or

         b. that becomes part of the public domain or publicly known by publication or otherwise, not due to, or as the result of, an act by Dr. Venegas, not authorized by the Company; or

         c. that is required to be disclosed by law, government regulation or court order.


6.       Representations and Warranties

6.1 Representations and Warranties of Dr. Venegas. Dr. Venegas makes the following representations and warranties for the benefit of the Company, as a present and ongoing affirmation of facts in existence at the time of the execution and delivery of this Agreement:

         6.1.1 No Conflict. Dr. Venegas represents and warrants that he is under no obligation or restriction, nor will he assume any such obligation or restriction that does or would in any way interfere or conflict with, or that does or would present a conflict of interest concerning, the transfer of intellectual property interests or related actions and matters to be performed and acted upon by Dr. Venegas under this Agreement or the other agreements executed by the parties on this date and that he is under no obligation or restriction that would interfere or conflict with his obligations hereunder or thereunder.

         6.1.2 Ownership Rights. Dr. Venegas represents and warrants that he is the sole inventor and owner of all Patents and Related Technology, and that no third party has any claim or rights thereto. Dr. Venegas represents and warrants that he has full and sufficient right to assign or grant the rights granted in the Patents and Related Technology pursuant to this Agreement free and clear of all liens, claims and encumbrances or other claims of third parties. Dr. Venegas further represents and warrants that information pertaining to the Patents and Related Technology will not be published by or through him under circumstances that would result in a loss of any intellectual property rights. Dr. Venegas further represents and warrants that he is unaware of any intellectual property interests not belonging to the Company that would be encompassed or otherwise used in the making, use, offer to sell, sale, or importation of Devices or Branded Products or the System to be developed under the agreement for the development of a TVE as contemplated between the Company and Nova Biomedical Corporation.

6.2 Representations and Warranties of The Company. The Company represents and warrants that it has the authority to perform its obligations under this Agreement and the other agreements executed by the parties on this date, and that it is under no obligation or restriction that would interfere or conflict with its obligations hereunder or thereunder.

7.       General Provisions

7.1 Survival of Obligations. The covenants and agreements provided for in this Agreement shall survive the Closing Date and be unaffected by any investigation made by or on behalf of any party hereto.

7.2 Notices. Any notice, request, instruction or other document required to be given hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by overnight courier or by facsimile, cablegram or telex, according to the instructions set forth below. Such notices shall be deemed given: at the time delivered by hand, if personally delivered; at the time received if sent by registered or certified mail; one business day after deposited with an overnight courier; at the time when receipt is confirmed by the receiving facsimile machine if sent by facsimile (provided written notice by one of the other means is sent on the same day); and when answered back if sent by cablegram or telexed.

         If to the Company, to: GMP Thromboflex, Inc.
                                One East Broward Blvd.
                                Suite 1701
                                Fort Lauderdale, Florida
                                33301
                                Telephone: 954 745 3510
                                Fax No.:   954 745 3511
                                Attn:  President


         If to Dr. Venegas, to: 12 Laurel Road
                                Swampscott, MA 01907
                                Telephone: (781) 598-3861
                                Fax No.:   (781) 598-3861

7.3 Governing Law. Except as otherwise provided herein, this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.


7.4 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by arbitration under the rules of the American Arbitration Association in Fort Lauderdale, Florida. All awards of the arbitrators shall be final and binding on the parties and enforceable in any court of competent jurisdiction. Nothing herein shall prevent a party from seeking injunctive relief, where appropriate, from a court of competent jurisdiction pending the outcome of any arbitration concerning the subject of such arbitration or when authorized by an arbitrator's award or when emergency relief is required.

7.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their successors and assigns; provided, however, that no party may assign any or all of its rights hereunder without the prior written consent of the other party.

7.6 Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Company and Dr. Venegas and their respective successors and permitted assigns.

7.7 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

7.8 Titles and Headings. Titles and headings to sections herein are for purposes of reference only and shall in no way limit, define or otherwise affect the provisions herein.

7.9 Entire Agreement. This Agreement and the other agreements, assignments and other instruments of transfer and conveyance exchanged by the parties and GMP's grant of the option to Dr. Venegas on this date shall constitute the entire agreements among such entities with respect to the matters covered hereby and thereby and shall supersede all previous written, oral or implied understandings with respect to such matters, including, without limitation, the Letter of Intent between Dr. Venegas and GMP dated December 2, 1999.

7.10 Amendment and Modification. This Agreement may be amended, modified or supplemented only by mutual consent set forth in a writing duly signed by the parties hereto.

         IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.


                                ---------------------------------
                                Dr. Jose Venegas



                                GMP Thromboflex, Inc.


                                by:
                                    -----------------------------
                                    Bart Chernow, M.D., President



Attachments:

Exhibit A - Patent Assignment Form
Exhibit B - Stock Purchase Agreement Form
Exhibit C - Stock Option Grant Form